EXHIBIT 8.1

LIST OF SUBSIDIARIES (as of __________, 2014)

Name	Date of incorporation or establishment	Place of incorporation (or establishment) /operation	Percentage of ownership	Principal activity
State Harvest Holding Limtied	October 6, 2004	British Virgin Islands	100%	Investment Holding

Beijing Origin State Harvest Biotechnology Limited	December 1, 2004	Haidian District, Beijing, PRC	100%	Develop hybrid seed technology

Beijing Origin Seed Limited	December 26, 1997	Haidian District, Beijing, PRC	97.96%	Develop, produce and distribute hybrid crop seeds

Henan Origin Cotton Technology Development Limited	March 2, 2001	Zhengzhou, Henan Province, PRC	92.04%	Develop, produce and distribute hybrid crop seeds

Changchun Origin Seed Technology Development Limited	April 29, 2003	Changchun, Jilin Province, PRC	99.83%	Develop, produce and distribute hybrid crop seeds

Denong Zhengcheng Seed Limited	June 21, 2000	Chengdu, Sichuan Province, PRC	98.58%	Develop, produce and distribute hybrid rice, cotton and rape seeds

Linze Origin Seed Limited	November 18, 2008	Linze, Gansu Province, PRC	100%	Hybrid crop seed development, production and distribution

Xinjiang Originbo Seed Company Limited	July 13, 2011	Jinbo City, Xinjiang Province, PRC	51%	Hybrid crop seed development, production and distribution

Shandong Kunfeng	June 12, 2010	Jinan, Shandong Province, PRC	100%	Non- operational